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                                                                     EXHIBIT 8.3


                                                              September 22, 2000


                       Amended and Restated Agreement and
                             Plan of Reorganization
                         Dated as of September 20, 2000
                    Among Terra Networks, S.A., Lycos, Inc.
                            and Lycos Virginia, Inc.

Dear Sirs:

     We have acted as counsel for Lycos, Inc., a Delaware corporation ("Lycos"), in connection with the merger of Lycos with and into a wholly owned subsidiary of Lycos incorporated in Virginia ("Lycos Virginia"), with Lycos Virginia surviving such merger (the "Reincorporation Merger") and the immediately following statutory share exchange pursuant to the Virginia Stock Corporation Act such that Lycos Virginia will become a wholly owned subsidiary of Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("Terra") (the "Share Exchange" and, together with the Reincorporation Merger, the "Reorganization") pursuant to an Amended and Restated Agreement and Plan of Reorganization, dated as of September 20, 2000, among Terra, Lycos and Lycos Virginia (the "Reorganization Agreement").


     In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Reorganization. In providing our opinion, we have examined the Reorganization Agreement, the registration statement on the Form F-4 (the "Registration Statement"), which includes the proxy statement of Lycos and prospectus of Terra (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC") on September 22, 2000, the letters delivered to us by each of Terra and Lycos for purposes of this opinion (the "Representation Letters"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our examination of such documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all the documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof; that the originals are authentic; that all such documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; and that each executed document will constitute the legal, valid, binding and enforceable agreement of the signatory parties. In addition, we have assumed that (i) the Reorganization will be consummated in accordance with the provisions of the Reorganization Agreement and the Registration Statement, (ii) the statements concerning the Reorganization set forth in the Reorganization Agreement and the Registration Statement are and will remain true, complete and correct, (iii) the representations made by Terra and Lycos in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing (as defined in the Reorganization Agreement), (iv) that all obligations imposed on or convenants agreed to by the parties pursuant to any of the documents have been or will be performed or satisfied in accordance with their terms in all material respects and (v) any representations made in the Representation Letters "to the knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Reorganization is consummated in a manner that is different from the manner in which it is described in the Reorganization Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.


     Based upon the foregoing, for U.S. Federal income tax purposes, (i) each of the Reincorporation Merger and the Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Lycos and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Reincorporation Merger and Lycos Virginia and Terra will each be a party
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to the reorganization within the meaning of Section 368(b) of he Code with respect to the Share Exchange, (iii) no gain or loss will be recognized by Lycos or Lycos Virginia as a result of the Reincorporation Merger or by Lycos Virginia as a result of the Share Exchange, (iv) no gain or loss will be recognized by shareholders of Lycos who exchange all of their Lycos common stock solely for shares of Lycos Virginia common stock pursuant to the Reincorporation Merger and
(v) no gain or loss will be recognized by shareholders of Lycos Virginia who exchange all of their Lycos Virginia common stock for Terra stock pursuant to the Share Exchange except with respect to cash received in lieu of a fractional share interest in Terra stock and except in the case of any shareholder of Lycos or Lycos Virginia that is a U.S. person and a "five percent transferee shareholder" as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(ii) that has not entered into a five-year gain recognition agreement in the form provided in Treas. Reg. Section 1.367(a)-8.

     Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. In addition, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization.

     This opinion is being provided solely for the benefit of Lycos. No other person or party shall be entitled to rely upon this opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Cravath, Swaine & Moore in the Registration Statement under the caption "Material U.S. Federal Income Tax Considerations". In furnishing such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          CRAVATH, SWAINE & MOORE

Lycos, Inc.
400-2 Totten Pond Road
Waltham, MA 02154